Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Intrepid Potash, Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share.
General
The following description of our capital stock is intended as a summary only. This description is based upon our restated certificate of incorporation, as amended to date (our “certificate of incorporation”), our amended and restated bylaws (our “bylaws”) and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete, and is qualified by reference to our certificate of incorporation and our bylaws, each of which are incorporated by reference as exhibits to this Annual Report on Form 10-K. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the DGCL for additional information.
Authorized Capital Stock
Our authorized capital stock consists of:

•	400,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Voting Rights.  Each holder of common stock is entitled to one vote per share in the election of directors and on all matters to be voted on by stockholders except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock are not entitled to cumulative voting rights. Except as otherwise required by law or New York Stock Exchange (the “NYSE”) rules  matters to be voted on by stockholders must be approved by the vote of a majority of the votes cast with respect to the matter. Except as otherwise required by the DGCL, our certificate of incorporation or the voting rights granted to the holders of any preferred stock we subsequently issue, the holders of outstanding shares of common stock and preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by our stockholders.
Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to declare dividends and only then at the times and in the amounts that our board of directors may determine.
Right to Receive Liquidation Distributions.  Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debts and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Other Provisions.  Holders of our common stock have no redemption, preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock

Our board of directors is authorized, without further stockholder approval, except as may be required by applicable NYSE rules, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights and terms, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, which may be greater than the rights of the holders of the common stock. No shares of preferred stock are presently outstanding.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law
Our certificate of incorporation, our bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our incumbent officers and directors. These provisions, summarized below, are expected to discourage and prevent coercive and hostile takeover practices and inadequate takeover bids, avoid costly takeover battles and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Special Stockholder Meetings.    Under our certificate of incorporation and our bylaws, only our board of directors is able to call special meetings of stockholders.
Election and Removal of Directors.    Our certificate of incorporation and our bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our certificate of incorporation and our bylaws, our board is classified into three classes of directors and, under our bylaws, directors are elected by a majority of the votes cast in each election. Only one class of our directors stands for election at each annual meeting, and directors are elected to serve three-year terms. In addition, our certificate of incorporation and our bylaws provide that vacancies and newly created directorships on the board of directors are filled only by a majority of the directors then serving on the board (except as otherwise required by law). Our certificate of incorporation provides that directors may be removed only for cause.
Undesignated Preferred Stock.    The authorization of undesignated, or “blank check,” preferred stock would make it possible for our board of directors to issue preferred stock with voting or other rights or preferences superior to the rights of the holders of common stock, subject to certain conditions. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.
Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.  Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
No Stockholder Action by Written Consent.    Our certificate of incorporation does not permit stockholders to act by written consent without a meeting.

No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder is not able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.
Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL. Section 203 is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on the NYSE under the symbol “IPI.”